Siberian Energy's Joint Venture Announces Preliminary Drilling Results of Privolny-1 Well
Results Help Indicate Location of Proposed Second Well in the Mokrousovsky License Block

New York, NY – July 31, 2007 -- Siberian Energy Group, Inc. (OTCBB: SIBN) a U.S.-based publicly traded oil and gas exploration company provided an update today on the Privolny and Mokrousovsky license areas operated by Zauralneftegaz, Ltd. (“ZNG”), Siberian Energy’s 50% owned joint venture with Baltic Petroleum.

The objective of the Privolny-1 well was to substantiate the interpretation of seismic data obtained in 2006, together with other geophysical and geochemical work conducted over the last two years.  A drilling depth of 7,892 feet has been reached to date on the Privolny-1 well, and sufficient data has been gathered to enable a tie in to the adjoining Mokrousovsky license block.

We believe that the data gathered will enable ZNG to determine the location for its second well, the Mokrousovsky-1, with a greater degree of confidence.  Drilling of the Mokrousovsky-1 well is expected to begin in September 2007.

In addition, core samples from the Privolny-1 well were obtained in the Middle Carboniferous-Moscovian and Upper and Middle Devonian sections, including lean source rocks lying within the oil maturation window.  The cores and electric logs obtained from the Privolny-1 well will be analyzed and the results will determine whether the well is to be further deepened to prospective geological horizons. As such, drilling on the Privolny-1 well has been temporarily suspended, pending further analysis of the data.

David Zaikin, Siberian Energy’s CEO, stated, “We have great confidence in ZNG’s drilling operations, and are encouraged by the presence of source rocks within the oil maturation window, which relates to this and other licenses in the region owned by ZNG.  We look forward to receiving the results of additional analysis of data obtained from the Privolny-1 well and moving forward.”

Siberian Energy also announced that its wholly owned subsidiary, Kondaneftegaz (KNG), a junior oil and gas company located in Khanty-Mansiysk, the largest Russian oil-producing region, expects to receive an update on the status of the auctions relating to four new oil and gas licenses applied for by KNG, by year end.

About Siberian Energy Group Inc.

Siberian Energy is a U.S.-based public oil and gas exploration company. The Company evaluates investment and acquisition opportunities with the goal of bringing a portfolio of natural resource licenses and operating companies to Western investors. Siberian Energy strives to provide an attractive ROI to shareholders by pursuing high-yield investment projects, reducing costs, and adhering to strict principles of transparency, disclosure and environmental consciousness.  Additional information may be found at www.siberianenergy.com.

The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date thereof, and also takes no obligation to update or correct information prepared by third parties that are not paid for by the Company. Readers should carefully review the risks described in other documents the Company files from time to time with the Securities and Exchange Commission, including Annual Reports, Quarterly Reports and Current Reports on Form 8-K.

Contacts:

Siberian Energy Group, Inc. David Zaikin Chief Executive Officer Tel: 212-828-3011 Email: dzaikin@siberianenergy.com	The Global Consulting Group Rachel Levine Investor Relations Tel: 646-284-9439 Email: rlevine@hfgcg.com	The Global Consulting Group Ivette Almeida Media Relations Tel: 646-284-9455 Email: ialmeida@hfgcg.com